Contact: Franklin Resources, Inc. Investor Relations: Selene Oh (650) 312-4091, selene.oh@franklintempleton.com Media Relations: Matt Walsh (650) 312-2245, matthew.walsh@franklintempleton.com investors.franklinresources.com For Immediate Release Franklin Resources, Inc. Announces Quarterly Dividend and Addition to Stock Repurchase Program San Mateo, CA, December 12, 2023 – Franklin Resources, Inc. (the “Company”) [NYSE:BEN] announced a quarterly cash dividend in the amount of $0.31 per share payable on January 12, 2024 to stockholders of record holding shares of common stock at the close of business on January 3, 2024. The quarterly dividend of $0.31 per share represents a 3.3% increase over the dividends paid for the prior quarter and the same quarter last year. The Company has raised its dividend every year since 1981. Furthermore, the Company’s Board of Directors has authorized the Company to repurchase, from time to time, up to an additional 27.2 million shares of its common stock in either open market or private transactions, for a total of up to 40.0 million shares available for repurchase. The new share authorization is in addition to the existing authorization, of which approximately 12.8 million shares remained available for repurchase at November 30, 2023. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. Shares repurchased under the stock repurchase program are retired. About Franklin Templeton Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 150 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the Company offers specialization on a global scale, bringing extensive capabilities in fixed income, equity, alternatives, and multi-asset solutions. With more than 1,300 investment professionals, and offices in major financial markets around the world, the California-based company has over 75 years of investment experience and over $1.4 trillion in assets under management as of November 30, 2023. For more information, please visit franklinresources.com. # # # EXHIBIT 99.1